EXHIBIT 10.12

Central Garden & Pet Company

Nonqualified Deferred Compensation Agreement

As of June 19, 2002, Executive shall have a deferred compensation bookkeeping account, which shall be maintained as a liability of the Company. Executive may elect to defer his salary and bonus at such times and in such amounts as determined by the Compensation Committee of the Board of Directors in its sole discretion, and until an election is made, the lesser of all or $150,000 of any future bonus payable to Executive shall be deferred hereunder Deferrals hereunder shall be subject to appropriate tax withholding requirements and shall be credited to the deferred compensation account. This arrangement is unfunded and Executive is a general unsecured creditor of Employer with respect to the amounts credited hereunder. Executive may not alienate, assign or encumber his interest hereunder.

The Compensation Committee shall select a measuring investment fund or funds for crediting investment gains or losses to Executive’s deferred compensation account and, if applicable, Executive may make investment measuring fund elections in accordance with such rules as may be established by the Committee in its sole discretion. The initial measuring investment fund rate of return shall be equal to the rate of return available under the ING Fixed Account-Enhansed available in the Company 401(k) plan or its replacement. The Company is under no obligation to make actual investments. The Company shall pay all costs and expenses of establishing and maintaining the deferral account.

Executive may elect how and when his deferred compensation account will be paid to him in accordance with rules established by the Compensation Committee in its sole discretion. If no rules are established, the balance of Executive’s deferred compensation account will be paid to him as soon as practicable following termination of his employment from the Company in a cash lump sum, subject to applicable tax withholding requirements. Executive may also make lump sum withdrawals from the deferred compensation account based on his financial hardship or for any other reason, subject to the Committee’s consent, or, for any reason, and without Committee’s consent subject to a 10% penalty, unless Employer is about to undergo a “change of control,” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, in which case no penalty will be imposed.

This Agreement constitutes the sole and exclusive agreement between the parties regarding the subject matter hereof and may be amended only by the mutual agreement of the parties. The Compensation Committee shall have sole and full discretion with respect to the administration of this Agreement.

EXECUTIVE:		COMPANY:

By:	/s/ Glenn Novotny	By:	/s/ William E. Brown
	Glenn Novotny	Its:	Chairman